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                                                                    EXHIBIT 99.3

GORDON & SILVER, LTD.
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
JOSEPH S. KISTLER, ESQ.
Nevada Bar No. 3548
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
BRIGID M. HIGGINS, ESQ.
Nevada Bar No. 5990
3960 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89109
Telephone (702) 796-5555
Facsimile (702) 369-2666
E-Mail thf@gordonsilver.com
        Attorneys for Aladdin Gaming, LLC

                      IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF NEVADA

In re:

                                                   Case No: BK-S-01-20141-RCJ
ALADDIN GAMING, LLC,                               Chapter 11
a Nevada limited liability company,

                                                   Trial Date: April 17, 2002
            Debtor.                                Time: 9:30 a.m.

________________________________________/

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW
         RE: ALADDIN BAZAAR, LLC'S MOTION FOR PAYMENT OF ADMINISTRATIVE
       EXPENSE, OR IN THE ALTERNATIVE, FOR AN ORDER SETTING A DEADLINE FOR
            DEBTOR TO ASSUME OR REJECT COMMON AREA PARKING AGREEMENT

         Aladdin Bazaar, LLC's Motion For Payment Of Administrative Expense, Or In The Alternative, For An Order Setting A Deadline For Debtor To Assume Or Reject Common Area Parking Agreement (the "Motion") having come on regularly for trial on the 17th day of April, 2002, and continuing thereafter, before the above-entitled court; Joseph S. Kistler, Esq., Brigid M. Higgins, Esq. and Thomas H. Fell, Esq., of the law firm of Gordon & Silver, Ltd., appearing on behalf of Aladdin Gaming, LLC ("Debtor"); Patrick E. Breen, Esq., Jeffrey R. Patterson, Esq. and Michael C. Pruter, Esq. of the law firm of Allen, Matkins, Leck, Gamble & Mallory, LLP, appearing on behalf of Aladdin Bazaar, LLC ("Bazaar"); the Court having reviewed the papers, pleadings, exhibits and affidavits on file, having heard the evidence presented at the hearing on this matter, having heard the oral arguments of counsel on the 2nd day of May, 2002, and good cause appearing, hereby enters the following Findings of Fact and Conclusions of Law.

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                                       I.

                                FINDINGS OF FACT

         The Court makes the following Findings of Fact:

A.       ALADDIN BAZAAR, LLC.

         1. Bazaar was formed in 1997 to develop, construct and operate a retail shopping center (the "Desert Passage") and parking facilities ("Common Area Parking") adjacent to the Aladdin Hotel & Casino (the "Hotel"). The retail shopping center became known as Desert Passage. Bazaar was formed as a Delaware limited liability company with its two members being TH Bazaar Centers, Inc. ("THC") and Aladdin Bazaar Holdings, LLC ("Bazaar Holdings"). THC, in turn, is owned by Trizec R& E Holdings, Inc. ("TrizecHahn") and Bazaar Holdings is owned by, Aladdin Holdings, LLC ("Holdings"), an entity controlled by the Trust Under Article Sixth u/w/o Sigmund Sommer, a New York Trust (the "Trust").

         2. Pursuant to the Limited Liability Company Agreement of Aladdin Bazaar, LLC dated September 3, 1997 (the "LLC Agreement")(1), Bazaar Holdings, as lessor, and Bazaar, as lessee, were to execute a lease for the real property on which the Desert Passage and the Common Parking Area were to be located (the "Bazaar Site"). According to the LLC Agreement, the proposed lease of the Bazaar Site was to be at a "below market ground rent." In exchange for the below market lease, Bazaar Holdings' capital account was to be credited with the amount of Ten Million Dollars ($10,000,000).

         3. Shortly thereafter the structure of the transaction was changed from a lease of the Bazaar Site to a transfer of the fee simple ownership of the Bazaar Site. Pursuant to the First Amendment to LLC Agreement, Holdings agreed to cause the 34-acre parcel on which the entire project was located (the "Master Site") to be subdivided creating the Bazaar Site as a separate parcel. Holdings would then transfer the Bazaar Site to Bazaar (the "Fee Transfer"). Contemporaneous with the Fee Transfer, Bazaar was to issue a subordinated debenture to Bazaar Holdings in the amount of Sixteen Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-

-----------------------
(1) The LLC Agreement was amended three times, the first time on or about October 16, 1997, by that certain First Amendment To the Limited Liability Company Agreement of Aladdin Bazaar, LLC ("First Amendment to LLC Agreement"), the second time in May of 1998, by that certain Second Amendment To the Limited Liability Company Agreement of Aladdin Bazaar, LLC ("Second Amendment to LLC Agreement"), and the third time on March 30, 2001 by that certain Third Amendment To the Limited Liability Company Agreement of Aladdin Bazaar, LLC ("Third Amendment to LLC Agreement").

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Seven and 00/ 100 Dollars ($16,666,667.00) payable in equal monthly installments of principal and interest aggregating Two Million Dollars ($2,000,000.00) per annum.

B.       THE LEASE.

         4. On February 13, 1998, Aladdin Holdings, LLC executed that certain Grant, Bargain, and Sale Deed (the "Gaming Deed") which conveyed title to the Master Site, including the Bazaar Site, to Debtor. The Gaming Deed was recorded with the Office of the Clark County Recorder on February 13, 1998 as Book No. 980213 Instrument No. 2046.

         5. On or about February 26, 1998, Debtor, as lessor, and Bazaar, as lessee, entered into a Lease (the "Lease") for the Bazaar Site. The Lease commenced on February 26, 1998 and, unless terminated earlier, the Lease terminated upon the earlier of: (i) December 31, 2097; (ii) the date upon which the Bazaar Site and improvements thereon were taken by a governmental authority or public use or by eminent domain; and (iii) the Fee Transfer. According to the Lease, Bazaar was to pay Debtor "from and after the date of the grand opening of the [Desert Passage] to the public ...an annual rent of Ten and No/100 ($10.00)".

         6. Pursuant to the Lease, Debtor agreed to cause the Bazaar Site to be subdivided into a separate parcel from the Master Site "as soon as reasonably practicable, but in any event to complete the Commercial Subdivision prior to the 'FIRST SCHEDULED OPENING DATE' (as such term is defined in the Site Work [Development and Construction] Agreement)." The Fee Transfer was to be "free and clear of any liens created by [Debtor] and subject only to the liens created by [Bazaar], the Permitted Exceptions and any encumbrances and exceptions created in accordance with the provisions hereof."

C.       THE PARKING AGREEMENT AND THE REA.

         7. On February 26, 1998, Debtor and Bazaar also entered into that certain Common Area Parking Use Agreement ("Parking Agreement") and the Construction, Operation and Reciprocal Easement Agreement (the "REA"). The REA provided that Debtor and its Permittees (as defined in the REA) were granted a non-exclusive easement (the "Parking Easement") to use the Common Parking Area.

         8. The Parking Agreement sets forth the parties' rights and obligations regarding the

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use of the Common Parking Area. Section 10.9 of the Parking Agreement provides that "[t]he relationship of the parties is that of licensor and licensee". Recital E of the Parking Agreement provides that "[Debtor] and its Permittees must have the non-exclusive right to use the Common Parking Area and [Bazaar] agrees to grant to [Debtor] and its Permittees such non-exclusive right to use the Common Parking Area, pursuant to the covenant, terms and conditions hereinafter set forth."

         9. Pursuant to the Parking Agreement, Debtor has the non-exclusive right to use the Common Parking Area. Pursuant to the Parking Agreement, Bazaar has the right to manage and establish reasonable rules regarding the non-exclusive joint use between Bazaar and Debtor.

         10. The Parking Agreement requires Debtor to pay Bazaar a "Base Fee" of $3,200,000.00 annually, subject to CPI increases as set forth in Section 3.1(b) of the Parking Agreement, payable in twelve equal monthly installments, and to pay its allocable share of costs and expenses of the Common Parking Area (the "Parking Operating Costs"). The Parking Operating Costs were agreed to be split by the parties with Debtor bearing 75% of these costs ("Debtor's Allocable Share of Parking Operating Costs") and Bazaar bearing 25% of these costs. The Base Fee and Debtor's Allocable Share of Parking Operating Costs are referred to collectively as the "Use Fee."

         11. The Parking Agreement specifically defines "Parking Operating Costs" as follows:

         Parking Operating Costs. "Parking Operating Costs" shall mean all costs and expenses of every kind and nature incurred by Bazaar Company in connection with its operation, management, maintenance, repair, replacement or restoration of the Common Parking Area, which costs and expenses are not allocated among the parties as Common Costs (as that term is defined in the REA) and are not associated with the Retail Facility, including without limitation the following:

         (a) all payments of an operator of any portion of the Common Parking Area, including administrative fees paid to and actual costs incurred by Bazaar Company as operator (and Bazaar Company shall be entitled to a ten percent (10%) override to cover Bazaar Company's general and administrative costs) [the "Administrative Surcharge"];

         (b) any use taxes or other fees or charges relating to the parking operations imposed by Clark County or any other governmental authority claiming jurisdiction over the Site;

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         (c)      the costs of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Parking Operating Costs;

         (d) all real estate taxes and special assessments allocable to the Common Parking Area, in accordance with Section 6.6 of the REA;

         (e) the cost of insurance premiums with respect to insurance policies required to be carried by Bazaar Company by its Mortgagee, the REA, per this Agreement, including business interruption insurance, in an amount equal to the difference between the aggregate insurance premiums paid by Bazaar Company for the Bazaar Site and the aggregate insurance premiums which would have been payable by Bazaar Company if it had only carried required insurance with respect to the Retail Facility;

         (f) the cost of supplying utilities, and operating, maintaining, repairing, renovating and managing all systems and equipment;

         (g) wages, salaries and other compensation and benefits of all persons engaged exclusively (appropriate pro rata portion thereof) in the operation, management, maintenance or security of the Common Parking Area, and employer's social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits;

         (h) payments under the Bazaar Lease (excluding rent) or under any easement, license, operating agreement, declaration, restrictive covenant or instrument pertaining to the sharing of costs by the Common Parking Area;

         (i) the cost of janitorial service, alarm and security service, trash removal, maintenance of public areas, maintenance and replacement of curbs, walkways and roofs;

         (j) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs incurred in connection with the management, operation, repair and maintenance of the Common Parking Area pursuant to Section 6.1 of this Agreement; and

         (k) the cost any capital improvements or other costs (i) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Common Parking Area,
                  (ii) made to the Common Parking Area after the Opening Date that are required under any governmental law or regulation enacted after the Effective Date unless such capital improvement or other cost should have been incurred in connection with the initial construction of the Common Parking Area in order to comply with then existing governmental laws and regulations; or (ii) which are reasonably determined by Bazaar Company to be in the best interests of the Common Parking Area.

See Parking Agreement, pp. 6-7.

         12. Pursuant to the Parking Agreement, "[i]f and to the extent any services or transactions referred to in subsections (a) through (k) of [the Parking Operating Costs] definition

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are performed by Affiliates of [Bazaar], they shall be at competitive market rates."

         13. Bazaar was required to submit to Debtor promptly following the execution of the Parking Agreement a reasonable estimate of the total Parking Operating Costs to be incurred by Bazaar during the next calendar year (the "Budget") and each party's Allocable Share of the Parking Operating Costs with respect thereto (the "Estimated Cost Statement"). Bazaar was then required to submit a Budget "at least ninety (90) days prior to the first day of the calendar month following the first anniversary of the Effective Date." Debtor could object to the Budget or the Estimated Cost Statement within thirty (30) days of receipt of each respective document and the parties were to negotiate in good faith to reach an agreement concerning the disputed Budget or the Estimated Cost Statement.

D.       THE DISPUTE OVER PARKING OPERATING COSTS.

         14. The primary dispute between Debtor and Bazaar relating to the Parking Operating Costs was whether Debtor was obligated to pay certain valet parking costs attributable to Bazaar's operation of the valet parking operations located in the Common Parking Area adjacent to the Desert Passage (the "Parking Garage Valet") and the valet parking operations located along Harmon Avenue (the "Harmon Valet"). Debtor contends that the Parking Garage Valet and the Harmon Valet fall within the exclusion to the definition of Parking Operating Costs as a cost that is associated with the "Retail Facility", and thus, Debtor is not responsible for payment of any portion of these valet costs. Bazaar contends that valet parking costs are included under the Parking Agreement as "[a]ll costs and expenses of every kind and nature incurred by Bazaar Company in connection with its operation, management, maintenance, repair, replacement or restoration of the Common Parking Area, including, without limitation, the following...." Bazaar further contends that the parties discussed, agreed and intended that valet parking costs be included as Parking Operating Costs.

         15. Pursuant to the Parking Agreement, Bazaar began forwarding Budgets and Estimated Cost Statements to Debtor. Between February of 2000 and June 2000, Bazaar forwarded certain budgets and estimated cost statements to Debtor which did not include a line item for the Parking Garage Valet or the Harmon Valet.

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         16.      On August 30, 2000, Bazaar forwarded another budget to Debtor
(the "August 30 Budget"). The August 30 Budget for the first time included a line item for "valet parking" at a cost of $558,457.00. Each budget submitted to Debtor from Bazaar subsequent to the August 30 Budget has included a line item for "valet parking."

         17. Shortly after its receipt of the August 30 Budget, Debtor informed Bazaar that it disputed that valet parking costs were intended to be included as Parking Operating Costs.

         18. Pursuant to the 2000 Actual Expense Statement prepared by Bazaar the actual Parking Operating Costs for year 2000 totaled $1,265,118.71. Of that amount, Debtor's Allocable Share of Parking Operating Costs was $948,839.03. Debtor was credited with $525,919.25 for 2000 property taxes prepaid by Debtor, $60,000 in utilities paid by Debtor, and $250,000.00 for payments made by Debtor. Pursuant to the 2000 Actual Expense Statement, Debtor owed Bazaar $112,919.78 for 2000 Parking Operating Costs.

         19. Among other expenses, the 2000 Actual Expenses Statement included: (l) net charges for valet operations of $220,408.47; (2) an Administrative Surcharge on valet expenses of $22,040.85; (3) an Administrative Surcharge on 2000 property taxes of $35,061.28 ($350,612.84 x 10%); and (4) an
Administrative Surcharge on 2000 utilities for $8,463.70 ($84,637.00 x 10%).

         20. Pursuant to the 2001 Pre-Petition Actual Expense Statement prepared by Bazaar, the Parking Operating Costs for the pre-petition period from January 1, 2001, to September 27, 2001 totaled $2,296,916.14. Of that amount, Debtor's Allocable Share of Parking Operating Costs was $1,722,687.10. Debtor was credited for $108,000.00 for utilities paid by Debtor and $500,000.00 for payments made by Debtor. Pursuant to the 2001 Pre-Petition Actual Expense Statement, Debtor owed Bazaar $1,114,687.10 for 2001 Pre-Petition Parking Operating Costs.

         21. Among other expenses, the 2001 Pre-Petition Actual Expenses Statement included: (1) net charges for valet operations of $485,544.85; and (2) an Administrative Surcharge on valet expenses of $48,554.49 ($485,544.85 x 10%).

         22. At the initial stages of the conception and development of the project, Bazaar and Debtor discussed operating one integrated valet operation for the entire Master Site. The parties

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abandoned the concept of one integrated valet operation and understood that they would each handle their own valet operations.

         23. The Harmon Valet was not included in the traffic studies submitted by the Debtor to Clark County for approval. As a condition to Bazaar's permit from Clark County, the Harmon Valet is to be used only by patrons of Desert Passage's restaurants which face Harmon Avenue and not by hotel/casino patrons or patrons of the Desert Passage, excluding the Harmon Avenue restaurants.

         24. Construing the Parking Agreement to include costs of the Harmon Valet as Parking Operating Costs would be contrary to the conditions to Bazaar's permit with Clark County to use the Harmon Valet for Harmon Avenue restaurant patrons only. The parties did not intend to include the Harmon Valet as a "Parking Operating Cost" in the Parking Agreement. In addition, the Harmon Valet operation is excluded from the definition of "Parking Operating Costs" as it is a cost "associated with the Retail Facility"" as that phrase is used in the Parking Agreement.

         25. The parties did not intend to include costs of the Parking Garage Valet as "Parking Operating Costs". The costs of the Parking Garage Valet are not included in the definition of "Parking Operating Costs" in the Parking Agreement. In addition, the Parking Garage Valet operation is primarily for the benefit of the Desert Passage, so that the Parking Garage Valet costs are excluded from the "Parking Operating Costs" as they are costs "associated with the Retail Facility."

         26. In addition, Debtor disputes various other items included in the Budget and Estimated Cost Statements: (i) Debtor believes the insurance and security charges are overstated and inflated; and, (ii) Debtor disputed the Administrative Surcharge of 10% on certain Parking Operating Costs for which Debtor contends Bazaar provided no administrative oversight (i.e., the writing of checks for insurance, utilities and property taxes) or on items which are inappropriately charged to Debtor as Parking Operating Costs (valet and 2000 property taxes). Bazaar contends that the insurance and security costs are actually incurred and reasonable. Bazaar further contends that the Administrative Surcharge was an agreed to term of the Parking

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Agreement which provided for a 10% surcharge on all costs and expenses associated with the "operation, management, maintenance, repair, replacement or restoration of the Common Parking Area."

         27. The parties intended and agreed that Bazaar is entitled to a 10% Administrative Surcharge on all costs properly included in Parking Operating Costs that are paid by Bazaar.

         28. The net valet costs of $220,408.47 and the Administrative Surcharge on those valet costs of $22,040.85 included in the 2000 Actual Expense Statement are not Parking Operating Costs.

         29. The net valet costs of $485,544.85 and the Administrative Surcharge on valet costs of $48,554.49 included in the 2001 Pre-Petition Actual Expense Statement are not Parking Operating Costs.

         30. Debtor paid $793,500.00 of the utilities listed on the 2001 Actual Expense Statement. Bazaar still owes Debtor for payment of the $793,500.00.

         31. The Administrative Surcharge charged by Bazaar on expenses actually paid by Debtor is not required under the Parking Agreement and is unreasonable.

         32. Debtor paid the 2000 property taxes for the Bazaar Site in the amount of $525,919.25 and an Administrative Surcharge on those property taxes in the amount of $35,061.28.

         33. Debtor paid $60,000.00 of the utilities listed on the 2000 Actual Expense Statement and Bazaar billed Debtor an Administrative Surcharge on that $60,000.00 of $6,000.00

         34. Debtor paid $108,000.00 of the utilities listed on the 2001 Pre-Petition Actual Expense Statement and Bazaar billed Debtor an Administrative Surcharge on that $108,000.00 of $10,800.00.

         35. After deleting valet expenses and the administrative fees, the Court finds the remainder of Bazaar's Estimated Allocable Share of Parking Operating Costs for post-petition 2001 and 2002 to be reasonable and payable by Debtor as set forth under the Conclusions of Law, paragraph 12 and the accompanying table below, subject to the provisions of the Parking

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Agreement requiring a "true up" at the end of the year.

E.       THE FEE TRANSFER AND THE NOTE.

         36. As envisioned in the First Amendment to LLC Agreement, the Bazaar Site was subdivided from the Master Site. However, as Debtor owned fee simple title to the Bazaar Site, on September 5, 2000, Debtor (and not Bazaar Holdings and Holdings) executed that certain Grant, Bargain, Sale Deed (the "Deed") conveying the Bazaar Site to Bazaar. The Deed was recorded with the Office of the Clark County Recorder on November 20, 2000 as Book No. 20001120 Instrument No. 00861.

         37. On or about November 20, 2000, the Lease was terminated pursuant to that certain Lease Termination Agreement between Debtor and Bazaar. The Lease Termination Agreement acknowledges that "after the [Bazaar Site is] created as a separate legal parcel, [Debtor] and [Bazaar] shall terminate the Lease in connection with the transfer of fee simple title of the [Bazaar Site] to [Bazaar]."

         38. Also as contemplated by the First Amendment to LLC Agreement, Bazaar executed that certain Subordinated Non-Negotiable Promissory Note (the "Note") dated November 20, 2000, in favor of Debtor in the principal amount of Sixteen Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($16,666,667.00). The Note provides that to the extent of available Cash Flow (as defined in the LLC Agreement) on or before the 10th of each month, "principal and interest shall be due and payable in equal monthly installments of $166,667.67 each." The interest rate of the Note is 11.99682317% per annum. To the extent that there is insufficient Cash Flow the monthly principal and interest payments are "deferred." The Note matures on November 19, 2069.

         39. "Cash Flow"" is defined in the LLC Agreement as "the sum of any and all Ordinary Cash Flow and Extraordinary Cash Flow." "Ordinary Cash Flow", in turn, is defined as "the amounts if any, of all cash receipts of [Bazaar] (exclusive of the proceeds of an Extraordinary Event; inclusive, however, of the proceeds from any rent or business interruption insurance) as of any applicable determination date in excess of the sum of (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Code
Section 707(c)

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paid to any Member but exclusive of disbursements made from the proceeds of an
Extraordinary Event and/or disbursement made to the Members in their capacities as such) of [Bazaar] prior to that Date; and (ii) a reserve, established in the reasonable discretion of [THC] for anticipated cash disbursements that will have to be paid before additional cash receipts from third parties that are attributable to such Bazaar Improvements [i.e., the Desert Passage and the Common Parking Area] will provide the funds therefore [the "Reserves"]."

         40. Bazaar has never made a payment under the Note. Bazaar contends that no payments are yet due under the Note because: (a) there is no available "Cash Flow" to make payments pursuant to the Note; (b) Debtor failed to transfer the Bazaar Site free of liens caused by Debtor, which was a condition to the Note, and thus the Note is not yet effective; (c) the existence of the liens caused by Debtor, as well as an alleged loan to value deficiency, cause the senior Fleet mortgage to be in default and, so long as that loan is in default no payments are due under the Note; and (d) Bazaar has monetary claims against Debtor which completely or partially offset any amounts which might otherwise be due under the Note.

         41. Ms. Wendy Godoy, through THC on behalf of Bazaar, took the position that there was insufficient available Cash Flow (as defined in the LLC Agreement) as a result of certain Reserves taken by Bazaar, such that payments were not required under the Note.

         42. Pursuant to the Third Amendment to LLC Agreement, Bazaar paid Bazaar Holdings $15,000,000.00 which constituted "Extraordinary Cash Flow" pursuant to Section 12.12 of the LLC Agreement and therefore, should have been included in the calculation of Cash Flow.

         43. A Cash Reserve Estimate (the "Cash Reserve Estimate") was prepared by Bazaar's expert, Ronald Greenspan, and includes a "Total Cash & Net Cash Flow Before Repayment and Reserves" of $16,517,228.00 as of February 28, 2002. A copy of the Cash Reserve Estimate was admitted into evidence at the evidentiary hearing in this matter. The Reserves in the Cash Reserve Estimate were determined with the assistance of Ms. Godoy. The Reserves in the Cash Reserve Estimate are referenced by number and shall be so referenced in these Findings of Fact and Conclusions of Law for the sake of convenience.

         44. Bazaar is reserving 100% for the following items: (1) Forecasted tenant allowance

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payments to tenants with executed leases in the amount of $1,024,539.00 (No. 6 on the Cash Reserve Estimate); (2) Construction/Security deposits in the amount of $227,662.00 (No. 7 on the Cash Reserve Estimate); (3) Whiting Turner Final Payment in the amount of $688,023.00 (No. 8 on the Cash Reserve Estimate); (4) Nevada Power Outstanding Bills for January 2002 in the amount of $181,695.00 (No. 9 on the Cash Reserve Estimate); (5) Nevada Power Bills Outstanding for February 2002 in the amount of $190,000.00 (No. 10 on the Cash Reserve Estimate); and (6) working capital for two months/contingency in the amount of $3,070,000.00 (No. 11 on the Cash Reserve Estimate).

         45. Bazaar anticipates making cash disbursements for: (1) Forecasted tenant allowance payments to tenants with executed leases in the amount of $1,024,539.00 (No. 6 on the Cash Reserve Estimate); (2) Construction/Security deposits in the amount of $227,662.00 (No. 7 on the Cash Reserve Estimate); (3) Whiting Turner Final Payment in the amount of $688,023.00 (No. 8 on the Cash Reserve Estimate); (4) Nevada Power Outstanding Bills for January 2002 in the amount of $181,695.00 (No. 9 on the Cash Reserve Estimate); and (5) Nevada Power Bills Outstanding for February 2002 in the amount of $190,000.00 (No. 10 on the Cash Reserve Estimate).

         46. Bazaar does not anticipate making a cash disbursement for the $3,070,000.00 working capital Reserve (No. 11 on the Cash Reserve Estimate).

         47.      Bazaar is also reserving 100% for payment of the following:
(l)a $15,500,000.00 principal reduction to Fleet Capital Corporation ("Fleet") on Bazaar's first mortgage on the Desert Passage (No. 12 on the Cash Reserve Estimate); (2) $21,930,702.00 for mechanics' liens related to the construction of the Hotel (the "Gaming Liens") (No. 13 on the Cash Reserve Estimate) and (3) the Nevada Power bill owed pre-petition in the amount of $1,361,398.00 (No. 14 on the Cash Reserve Estimate).

         48. Fleet holds the first mortgage on the Desert Passage. According to Ms. Godoy, the $15,500,000.00 Reserve for Fleet (No. 12 on the Cash Reserve Estimate) is for a potential pay down to bring Bazaar back in compliance with the loan-to-value ratio on the mortgage for the Desert Passage.

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

         49. Negotiations between Bazaar and Fleet are ongoing. At this time, it is not certain that Bazaar will have to pay $15,500,000.00 to Fleet. Therefore, Bazaar cannot reserve for that payment at this time. As soon as a definite amount to be paid to Fleet is determined, then Bazaar may reserve for that payment.

         50. Bazaar has title insurance on the Bazaar Site. The title insurer has accepted Bazaar's defense for the Gaming Liens (No. 13 on the Cash Reserve Estimate) with a reservation of its rights to contest coverage under the policy.

         51. Based upon the acceptance of the defense by the title insurance company and certain defenses available to Bazaar on the Gaming Liens, at this juncture it is more probable then not that Bazaar will not have to pay the Gaming Liens.

         52. Bazaar anticipates making cash disbursements for the Nevada Power bill owed pre-petition in the amount of $1,361,398.00 (No. 14 of the Cash Reserve Statement).

         53.      Bazaar is also reserving 50% of the following total amounts:
(1) $7,292,233.00 on mechanics' liens related to tenant improvements done for tenants of the Desert Passage ("Tenant Liens") (No. 15 on the Cash Reserve Estimate); (2) $1,914,958.00 for mechanics' liens related to the construction of the Desert Passage ("Construction Liens") (No. 16 on the Cash Reserve Estimate);
(3) $5,362,640.00 for litigation relating to the Desert Passage ("Retail Litigation") (No. 17 on the Cash Reserve Estimate); and (4) $802,522.00 for litigation related to the Common Parking Area ("Parking Garage Litigation") (No. 18 on the Cash Reserve Estimate).

         54. Bazaar anticipates making cash disbursements for 50% of the claims represented by the Construction Liens (No. 16 on the Cash Reserve Estimate), the Retail Litigation (No. 17 on the Cash Reserve Estimate) and the Parking Garage Litigation (No. 18 on the Cash Reserve Estimate).

         55. Bazaar filed notices of non-responsibility for certain of the Tenant Liens. Bazaar has certain other defenses to the Tenant Liens and Bazaar may have recourse against the respective tenants of Desert Passage. To the extent: that Bazaar filed a notice of non-responsibility relating to a Tenant Lien, that Bazaar has a valid defense to a Tenant Lien, or that

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the respective tenant still occupies the premises and is not in bankruptcy or otherwise in a clear status of being unable to pay the liens it has created, the Reserve for the Tenant Liens (No. 15 on the Cash Reserve Estimate) is disallowed. Conversely, if Bazaar did not file a notice of nonresponsibility or is advised by counsel or a court that such notice of nonresponsibility is not effective, has no valid defense to the mechanic's lien claim or the tenant is no longer in the premises or is in bankruptcy, or is otherwise unable to pay the lien claim, then Bazaar may reserve for such Tenant Liens.

         56. The Cash Reserve Estimate is a rolling document and is intended to be adjusted upward or downward from time to time.

         57. The Note provides, "During the existence of any default beyond applicable cure periods under the First Mortgage Debt . . . [Debtor] shall not seek to collect any sums due hereunder from [Bazaar] and shall not exercise any of the rights and remedies provided to it against [Bazaar] hereunder, in law or in equity." See Note, p. 3, T7(c).

         58. Pursuant to the Note, if Bazaar is in default under the Fleet obligation, payments cannot be made to Debtor.

         59. The existence of the Gaming Liens on the Bazaar Site constituted an event of default under Bazaar's loan obligation to Fleet.

F.       THE OFFSET RIGHTS.

         60. The Note provides that "[Bazaar] shall have the right to offset against amounts payable to [Debtor] under this Note any amounts then due and owing to by [Debtor] to [Bazaar] pursuant to that certain Common Parking Area Use Agreement, dated February 26, 1998." See Note, p. 3, paragraph 9.
Section 3.5 of the Parking Agreement also provides for offset rights as follows:

                  The parties hereto are relying on full performance under both this Agreement and the. .. Lease. The failure of [Debtor] to pay the Use Fee shall be offset against any amount due from Bazaar . . . under the . . . Lease and against the payments due under that subordinated debenture (the "Subordinated Debt") issued by Bazaar . . to [Debtor] upon the terms and conditions set forth in the Amended LLC Agreement
                  (the "Offset Right").

         61. On or about December 20, 2000, counsel for Bazaar sent a letter to various parties, including the Debtor ("Offset Notice"). The December 20, 2000 letter was entitled

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

"Notice of Default, Notice of Offset and Demand For Cure". The Offset Notice set forth various alleged defaults by Debtor under various agreements, including the Parking Agreement. Bazaar then asserted its right of setoff against any amounts owed by Bazaar to Debtor, including among other items, amounts due to Debtor under the Note.

G.       THE MOTION.

         62. By the Motion, Bazaar sought an Order from the Court Setting a Deadline for Debtor to assume or reject the Parking Agreement pursuant to
Section 365(d)(4) of the Bankruptcy Code as an unexpired lease of nonresidential property. Bazaar further sought to require Debtor to pay the Base Fee and the Debtor's Allocable Share of Parking Operating Costs as an administrative claim pursuant to Section 503(b)(l)(A) of the Bankruptcy Code.

         63. Debtor objected to the Motion and asserted that the Parking Agreement is not an unexpired lease of nonresidential real property. Rather, Debtor asserts that the Parking Agreement is a license, and thus, Debtor would not be required to assume or reject the Parking Agreement within the sixty (60) days prescribed by Section 365(d)(4) of the Bankruptcy Code. Moreover, Debtor asserted that the Debtor's Allocable Share of Parking Operating Costs did not constitute administrative expenses pursuant to Section 503(b)(l)(A) of the Bankruptcy Code. Finally, the Debtor asserted the right to setoff amounts due under the Parking Agreement against amounts due from Bazaar.

         64. In the Order On Aladdin Bazaar, LLC's Motion For Payment Of Administrative Expense, Or In The Alternative, For An Order Setting A Deadline For Debtor To Assume Or Reject Common Area Parking Agreement (the "Order") entered on January 30, 2002, the Court limited the issues for the evidentiary hearing to: (1) the amounts and priority of payment due under and the nature of the Parking Agreement; (2) the amounts, if any, due under the Note; (3) the right of Debtor or Bazaar to exercise the right of setoff for payments due under the Parking Agreement or the Note; and (4) whether and when the Court should compel the Debtor to assume or reject the Parking Agreement.

///

///

///

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

                                       II.
                               CONCLUSIONS OF LAW

         Based on the foregoing Findings Of Fact, the Court hereby concludes that:

A. THE PARKING AGREEMENT IS A LICENSE AND NOT AN UNEXPIRED LEASE OF NONRESIDENTIAL REAL PROPERTY.

         1. Pursuant to the plain language of the Parking Agreement, the Parking Agreement is a license and not an unexpired lease of nonresidential property pursuant to Section 365(d)(4) of the Bankruptcy Code. Thus, Debtor was not required to assume or reject the Parking Agreement within sixty (60) days of the filing of Debtor's bankruptcy case. However, it is in the best interest of the parties for the Debtor to determine whether it will assume or reject the Parking Agreement within thirty (30) days of the entry of the Order Re: Aladdin Bazaar, LLC's Motion For Payment of Administrative Expense, Or In The Alternative, For An Order Setting Deadline For Debtor To Assume Or Reject Common Area Parking Agreement.

B.       THE PARKING OPERATING EXPENSES.

         2. The costs of operating the Harmon Valet are not "Parking Operating Costs" to be paid by Debtor.

         3. The cost of operating the Parking Garage Valet are not ""Parking Operating Costs" to be paid by Debtor.

         4. Debtor does not owe Bazaar for the valet expenses or for the Administrative Surcharge on the valet expenses listed in the 2000 Actual Expense Statement and the 2001 Pre-Petition Actual Expense Statement and such amounts are disallowed.

         5. The Administrative Surcharge charged by Bazaar on expenses actually paid by Debtor is disallowed.

         6. The Administrative Surcharge charged by Bazaar on utility expenses actually paid by Debtor is disallowed. Debtor and Bazaar should move quickly to cause Desert Passage and the Common Parking Area to be metered separately from the Debtor's hotel and casino property, so that Bazaar can attain direct customer status and pay its own power bill directly and bill Debtor for its allocable share plus the Administrative Surcharge.

         7. Bazaar's Administrative Surcharge on the 2000 property taxes paid directly by

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

Debtor in the amount of $35,061.28 ($350,612.84 x 10%) is disallowed.

         8. Bazaar's Administrative Surcharge on the 2000 utilities paid directly by Debtor in the amount of $6,000.00 ($60,000.00 x 10%) is disallowed.

         9. Bazaar's Administrative Surcharge on the 2001 utilities paid directly by Debtor in the amount of $10,800.00 ($108,000.00 x 10%) is disallowed.

         10. After making adjustments to the 2000 Actual Expense Statement for the Administrative Surcharge on the property taxes and utilities paid by Debtor, the valet parking expenses and the Administrative Surcharge on the valet parking expenses, Bazaar overcharged and owes Debtor $101,713.17, subject to offset rights, as follows:

Total Parking Operating Costs                                    $1,265,118.71

LESS ADJUSTMENTS:

Net Valet Expenses                                              ($  220,408.47)

Administrative Surcharge on valet expenses                      ($   22,040.85)

Administrative Surcharge on property taxes                      ($   35.061.28)

Total Adjusted Parking Operating Costs                           $  987,608.11

Debtor's Allocable Share @ 75%                                   $  736,206.08

LESS CREDITS:

Property Taxes Paid by Debtor                                   ($  525,919.25)

Utilities Credit Offset $12,000 per month for 5 months          ($   66,000.00)
plus 10% Administrative Surcharge

Other Cash Payments Made By Debtor in 2000                      ($  250,000.00)

NET OVERPAID BY DEBTOR                                           $  101,713.17

///

///

///

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

         11. After making adjustments to the 2001 Pre-Petition Actual Expense Statement for the valet parking expenses and the Administrative Surcharge on the valet parking expenses and the utilities paid by Debtor, Debtor owes Bazaar $656,893.40, subject to offset rights, as follows:

Total Parking Operating Costs                                       $2,296,916.14

LESS ADJUSTMENTS:

Net Valet Expenses                                                 ($  485,544.85)

Administrative Surcharge on valet expenses                         ($   48,554.49)

Total Adjusted Parking Operating Costs                              $1,762,817.80
                                                                    -------------
Debtor's Allocable Share @ 75%                                      $1,322,112.60

LESS CREDITS:

Utilities Credit Offset $12,000 per month for 9 months             ($  118,800.00)
plus 10% Administrative Surcharge

Other Cash Payments Made By Gaming in 2001                         ($  500,000.00)

OWED BY DEBTOR                                                      $  656,893,40
                                                                    -------------

         12. Bazaar's Administrative Surcharge on the remaining Parking Operating Costs was agreed to, is reasonable and will be allowed.

         13. After making adjustments to the 2001 and 2002 Post-Petition Estimated Allocated Share of Parking Operating Costs, by disallowing valet parking expenses and the administrative fee thereon, Debtor shall pay to Bazaar from September 1, 2002 forward the sum of $179,147.50 per month (on or before the 1st day of each month) for the calendar year 2002, and an appropriate amount determined in accordance with the Parking Agreement and the principles of these Findings and Conclusions for each succeeding year, as and for Debtor's Allocable Share of Parking Operating Costs, in addition to the monthly Base Fee of S266,667.00. Accordingly, as of September 1, 2002, Debtor owes Bazaar $1,064,617.00 for the post-petition period under the Parking Agreement, subject to a "true up" of the 2002 Parking Operating Costs at the end of the year pursuant to the Parking Agreement, as follows:

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

POST-PETITION 09/28/01 - 12/31/01:

Total Actual Parking Operating Costs                                $  880,280.63

Less Adjustments:

Net Valet Expenses                                                 ($  133,812.41)

Administrative Surcharge on Valet Expenses                         ($   13,381.24)

Total Adjusted Parking Operating Costs                              $  733,086.98

Debtor's Allocable Share @ 75%                                      $  549,815.24

Less Credits:

Utilities Credit offset $12,000/mo. for 3 mos. plus 10%            ($   39,600.00)

Administrative Surcharge

Utilities Credit For Direct Submeter Payments                      ($   22,790.59)

(from 10/01-12/01)

SUBTOTAL OWED BY DEBTOR for Post-Petition 2001                      $  487,424.64
                                                                    -------------
FROM 01/01/02 -09/01/02:

Estimated Allocable Share $179,147.50/month x 9 months              $1,612,327.50

LESS CREDITS:

Cash Payments Made by Debtor from 1/01/02-9/31/02

($100,000.00 x 9 months)                                           ($  900,000.00)

Utilities Credit Offset $12,000 per month for 5 months             ($   66,000.00)
plus 10% Administrative Surcharge

Utilities Credit For Direct Submeter Payments (1/02-7/02)          ($   69,135.08)
                                                                    -------------
SUBTOTAL OWED BY DEBTOR for Post-Petition                           $  577.192.42
1/01/02-09/31/02                                                    -------------

TOTAL OWED BY DEBTOR POST-PETITION                                  $1,064,617.00
                                                                    -------------

         14. The "Parking Operating Costs" should be minimized, if reasonably appropriate, and pursuant to the Parking Agreement, Debtor has the right to request, and Bazaar must provide, a detailed explanation and documentation regarding the Parking Operating Costs, including an explanation and documentation regarding any allocation by Bazaar of Parking

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

Operating Costs. Debtor has the right to shop the "Parking Operating Costs". If a dispute arises between the parties over whether the "Parking Operating Costs" are reasonable during the pendency of Debtor's bankruptcy case, the Court shall determine whether such expenses are reasonable. If the Debtor's bankruptcy case is no longer pending, consistent with Sections 3.3 and 10.1 of the Parking Agreement, the parties have the right to have an arbitration panel determine whether such expenses are reasonable.

         15. Pursuant to the Parking Agreement, Debtor has the non-exclusive right to use the Common Parking Area. Pursuant to the Parking Agreement, Bazaar has the right to manage and establish reasonable rules regarding the joint non-exclusive use of the Common Parking Area between the Debtor and Bazaar, to include but not be limited to the 1st and 2nd floors of the Common Parking Area. However, based on Clark County's restrictions on the use of the Harmon Valet to the patrons of the Harmon restaurant row, exclusion of Debtor from the Harmon Valet parking area is reasonable at this time.

         16. Bazaar must provide Debtor a reasonable method for Debtor's non-exclusive use of the 1st and 2nd floor of the Common Parking Area. Such reasonable requests by Bazaar include requiring Debtor to provide a waiver for insurance purposes relating to the automobiles parked on the 1st and 2nd floors of the Common Parking Area by Debtor and the notification by Debtor of any events at the Aladdin Hotel & Casino, as well as the Theater for the Performing Arts, which would require above-normal usage of the 1st and 2nd floors of the Common Parking Area.

C.       THE NOTE PAYMENTS.

         17. Bazaar is allowed to Reserve for the following: (1) forecasted tenant allowance payments to tenants with executed leases in the amount of $1,024,539.00 (No. 6 on the Cash Reserve Estimate); (2) Construction/Security deposits in the amount of $227,662.00 (No. 7 on the Cash Reserve Estimate); (3) the Whiting Turner Final Payment in the amount of $688,023.00 (No. 8 on the Cash Reserve Estimate); (4) Nevada Power Outstanding Bills for January 2002 in the amount of $181,695.00 (No. 9 on the Cash Reserve Estimate); and (5) Nevada Power Bills Outstanding for February 2002 in the amount of $190,000.00 (No. 10 on the Cash Reserve

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

Estimate).

         18. The $3,070,000.00 working capital Reserve (No. 11 on the Cash Reserve Estimate) is disallowed.

         19. The $15,500,000.00 Reserve for Fleet is disallowed. However, Bazaar may Reserve for amounts owed to Fleet if those amounts become definite in the future.

         20. The Reserve for the Gaming Liens (No. 13 on the Cash Reserve Estimate) is disallowed.

         21. The Reserve for the Nevada Power Bill owed pre-petition in the amount of $1,361,398.00 (No. 14 of the Cash Reserve Statement) is allowed.

         22. The 50% Reserves for the Construction Liens (No. 16 on the Cash Reserve Estimate), the Retail Litigation (No. 17 on the Cash Reserve Estimate) and the Parking Garage Litigation (No. 18 on the Cash Reserve Estimate) are allowed. These reserve amounts may be adjusted upward or downward from time to time based on definite opinions of Bazaar's counsel as to the likelihood of prevailing in the various litigation or arbitration matters.

         23. Bazaar is also reserving 50% for the Tenant Liens (No. 15 of the Cash Reserve Estimate). Bazaar filed notices of non-responsibility for certain of the Tenant Liens. Bazaar has certain other defenses to the Tenant Liens and that Bazaar has recourse against the respective tenants of Desert Passage. To the extent: that Bazaar filed a notice of non-responsibility relating to a Tenant Lien, that Bazaar has a valid defense to a Tenant Lien, or that if the respective tenant still occupies the premises and is not in bankruptcy or otherwise in a clear status of being unable to pay the liens it has created, the Reserve for the Tenant Liens is disallowed.

         24. The Court's findings and conclusions as to allowable Reserves are made as of May 2, 2002, and the Court recognizes that Cash Flow estimates and Reserve amounts will change over time. The Cash Reserve Estimate is a rolling document and shall be adjusted upward or downward from time to time depending on actual cash payments anticipated to be made and in the case of reserves for litigation/arbitration based upon the definite opinions of Bazaar's counsel as to the likely outcome of such litigation/arbitration.

         25. In order to facilitate the rolling nature of the Cash Reserve Estimate, Bazaar shall

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forward a Cash Reserve Estimate to Debtor on a monthly basis for the term of the
Note commencing thirty days after the entry of these Findings of Fact And Conclusions of Law. In addition, Bazaar shall provide reasonable documentation to support the Reserves upon the request of Debtor. If a dispute arises between the parties over the Note, including but not limited to the reasonableness of the Reserves or the availability of Cash Flow to make payments under the Note, during the pendency of Debtor's bankruptcy case, the parties have the right to have this Court determine whether such Reserves are reasonable. If the Debtor's bankruptcy case is no longer pending, the parties shall resolve the dispute over the reasonableness of the Reserves and the existence of Cash Flow pursuant to following "Mediation Provision":

                  (i)        Agreement to Mediate Disputes concerning
                           Subordinated Non-Negotiable Cash Flow Note. It is the intent and agreement of Debtor and Bazaar (each on behalf of itself and its successors, assigns and assignees) that prior to instituting any litigation, relating to or concerning any dispute or disagreement ("Dispute") arising under or pursuant to the Subordinated Non-Negotiable Cash Flow Note, including by not limited to any dispute or disagreement about the failure of Bazaar to provide monthly the Cash Reserve Estimate to Debtor, the failure of Bazaar to provide reasonable documentation to support the Reserves or the availability of "Cash Flow" to make payments under the Note, the parties shall first attempt to resolve the Dispute informally through negotiation. Accordingly, should any Dispute arise, the parties agree that before any litigation is commenced, the following steps toward resolution of the Dispute shall be taken:

                  (ii)       Step One- Correspondence. Either party may initiate
                           negotiation proceedings by providing written notice ("Notice of Dispute") to the other party setting forth the particulars of the Dispute, the term(s) of the Subordinate Non-Negotiable Cash Flow Promissory Note that are involved, and a suggested resolution of the Dispute. The recipient ("Recipient Party") of the Notice of Dispute shall respond ("Response") within ten (10) business days of receipt of the Notice of Dispute with a written explanation and response to the proposed solution. If the Recipient Party does not provide a Response within ten (10) business days, the Recipient Party will be deemed to have refused to negotiate.

                  (iii)      Step Two - Meeting. If correspondence does not
                           resolve the Dispute, then within ten (10) business days of delivery of the Response to the Notice of Dispute, representatives of each party, with authority to make decisions, will meet in person and confer in a bona fide attempt to resolve the Dispute. Should this step not produce resolution, then the parties agree to mediation as provided in Step Three below, which may be initiated by either party by written notification ("Mediation Demand") to the other party at any time after twenty (20) business days has passed from the date the Notice of Dispute was given.

///

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

                  (iv) Step Three - Non-Binding Mediation. Upon issuance of the Mediation Demand, the parties shall submit such Dispute to an independent mediator who shall be an attorney licensed to practice law in the State of Nevada with at least fifteen (15) years of genera] legal experience, for his or her non-binding determination. If the parties are unable to agree upon the identity of a single qualified and neutral mediator within ten (10) days after the receipt of the Mediation Demand, the Dispute shall be referred to the American Arbitration Association for non-binding mediation under its commercial Mediation Rules; provided that in the event of any inconsistency between such Rules and the provisions of this agreement, then the provisions of this agreement shall control. The mediator shall fix the date and time of no more than two (2) mediation sessions. The mediation shall be held at a mutually convenient location in Las Vegas, Nevada. The mediation process shall continue until the Dispute is resolved or until such time as either party declares in writing that the mediation has ended or the mediator makes a determination that continuing the mediation would be fruitless. Notwithstanding anything else in this agreement, the mediator must make such determination if the Dispute has not been resolved within thirty (30) days following the selection of the mediator, unless the parties stipulate in each of their sole discretion (whether reasonable or not) to extend such date. Each party shall bear its own mediation expenses, and the expenses of its mediation participants, including attorneys. The expenses of the mediator shall be borne equally by the parties. The meeting(s) pursuant to Step Two and the non-binding mediation subject to this Step Three shall be for the purpose of compromising, settling, or resolving a dispute, and accordingly: (1) evidence of anything said, or of any admission made in the course of, such meetings or the mediation is not admissible in evidence, and disclosure of any such evidence shall not be compelled in any civil action,; and (2) unless the document otherwise provides, no document prepared for the purpose of, or in the course of, or pursuant to, the meetings or mediation, or copy thereof, is admissible in evidence, and disclosure of any such document shall not be compelled, in any civil action.

                  (v) Step Four-Litigation. If the Dispute is not resolved, either party shall be free to commence litigation at any time following termination, in accordance with Step Three, of the non-binding mediation. Any party to this agreement (and/or their successors, assigns or assignees) with standing) may seek compliance with Steps One, Two and/or Three by petition to any court of general jurisdiction as permitted under the terms of the Subordinated Non-Negotiable Cash Flow Note. The prevailing party in such an action to compel shall be entitled to its reasonable attorneys' fees and costs in connection with the action. Notwithstanding any other provision of this non-binding mediation agreement, the parties (and/or their successors, assigns or assignees have no authority to impose a settlement on the parties or otherwise bind the parties. However, the parties shall have no obligation to comply with the dispute resolutions procedures described above if both parties so stipulate in writing.

                  (vi) Notice. Any notice required hereunder, including Notice of Dispute, the Response and the Mediation Demand, shall be made by hand delivery with receipt of copy, overnight express delivery or by facsimile transmission, to the following addresses and facsimile numbers:

 GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
    NORTH  FLOOR
 3960 HOWARD HUGHES PKWY
LAS VEGAS  NEVADA 89109
   (702) 796-5555

               For Aladdin Gaming, LLC:   Patricia Becker, Esq.
                                          General Counsel
                                          Aladdin Resort Casino
                                          3667 Las Vegas Boulevard South
                                          Las Vegas, Nevada 89109
                                          Facsimile No.: (702) 785-5165

               With a copy to:            Gerald M. Gordon, Esq.
                                          Gordon & Silver, Ltd.
                                          3960 Howard Hughes Parkway, 9th Fl.
                                          Las Vegas, Nevada 89109
                                          Facsimile No.: (702) 369-2666

               For Aladdin Bazaar, LLC:   Douglas L. Hageman, Esq.
                                          General Counsel
                                          TrizecHahn Centers
                                          4530 La Jolla Village Drive, Suite 400
                                          San Diego, California 92122
                                          Facsimile No.: (858)546-3218

               With a copy to:            Jeffrey Patterson
                                          Allen Matkins Leck Gamble &
                                          Mallory LLP
                                          501 West Broadway, Ninth Floor
                                          San Diego, California 92101-3577
                                          Facsimile No.: (619) 233-1158

                           Each party may designate at any time a different or additional address for its receipt of notice by at least giving ten (10) days' notice of such change of address or addition of party to all other parties. Any notice shall be deemed to have been made, given, received, and communicated, as the case may be, on the date personal delivery was effected if personally served, one (1) business day after the deposit thereof with any overnight delivery service, and on the date of transmission if by facsimile (and received by the recipient prior to 5:00 p.m. on the recipient's business day provided a hard copy of the same is sent in another manner permitted herein within twenty-four (24) hours of transmission); provided however, if delivery is not completed due to the absence of the recipient or his/her refusal to accept delivery, delivery to the person identified above for receipt shall be deemed delivery to the primary addressee. If other such notice requires any action or response by the recipient or involves any consent or approval from the recipient, such fact shall be stated in the notice.

(collectively, the "Mediation Provision").

D.       The Right To Offset.

         26. Based on the Court's conclusion that Bazaar owes Debtor $101,713.17 for overcharges on the 2000 Parking Operating Costs and that Debtor owes Bazaar $656,893.40 for 2001 Pre-Petition Parking Operating Costs, the net amount owed by Debtor to Bazaar for 2000 and Pre-Petition 2001 Parking Operating Costs is $555,680.23.

GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
    NORTH  FLOOR
 3960 HOWARD HUGHES PKWY
LAS VEGAS  NEVADA 89109
   (702) 796-5555

         27. Bazaar owes Debtor $793,500.00 for reimbursement for Debtor's payment of Bazaar's 2001 pre-petition Nevada Power bills.

         28. Because the $656,893.40 owed from Debtor to Bazaar for the 2001 Pre-Petition Parking Operating Costs only partially offset the reimbursement for 2000 Parking Operating Costs $101,713.17 owed from Bazaar to Debtor and the $793,500.00 Bazaar owes Debtor for the 2001 Nevada Power bills paid by Debtor, Bazaar still owes Debtor $237,819.77.

         29. Pursuant to the Offset Notice, Bazaar exercised its offset rights under the Note, while reserving all of its rights.

         30. Debtor has the right to offset the 2001 Pre-Petition Parking Operating Costs owed by Debtor to Bazaar against the 2000 Pre-Petition Parking Operating Costs of $101,713.17 and the $793,500.00 owed by Bazaar for the Nevada Power bill, and then pre-petition amounts due from Bazaar under the Note to the extent there is available Cash Flow.

         31. Pursuant to the Note, if Bazaar is in default under the Fleet obligation no Note payments are required to be made to Debtor, even if Cash Flow is otherwise available. However, if payments are not made to Debtor solely as the result of a default under the Fleet obligation, Debtor has the right to request that the Court require Bazaar to place such Note payments in a segregated interest bearing deposit account held in trust for Debtor. As of May 2, 2002, Bazaar was in default under the Fleet obligation. Thus, no payments are due under the Note at this time, even if there is available Cash Flow.

         32. To the extent that Bazaar makes a payment under the Note to Debtor, or Debtor offsets any pre-petition amounts owed to Bazaar against pre-petition Note payments, Bazaar is entitled to also either make a pari passu payment to THC on its preference payment under the

///

///

///

GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
    NORTH  FLOOR
 3960 HOWARD HUGHES PKWY
LAS VEGAS  NEVADA 89109
   (702) 796-5555

Bazaar LLC Agreement, as amended, and/or establish a reserve for the pari passu payment to THC on its preference payment under the Bazaar LLC Agreement, as amended.

           Dated this 7 day of Oct, 2002.


                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE

PREPARED AND SUBMITTED BY:

GORDON & SILVER, LTD.

BY:
    ----------------------------
    GERALD M. GORDON, ESQ.
    Nevada Bar No. 229
    JOSEPH S. KISTLER, ESQ.
    Nevada Bar No. 3548
    THOMAS H. FELL, ESQ.
    Nevada Bar No. 3717
    BRIGID M. HIGGINS, ESQ.
    Nevada Bar No. 5990
    3960 Howard Hughes Parkway, 9th Floor
    Las Vegas, NV 89101

      Attorneys for Aladdin Gaming, LLC

APPROVED/DISAPPROVED AS TO FORM

ALLEN, MATKINS, LECK, GAMBLE & MALLORY LLP

BY:
    -----------------------------
    PATRICK E. BREEN, ESQ.
    California Bar No. 081579
    JEFFREY R. PATTERSON, ESQ.
    California Bar No. 126148
    501 West Broadway 9th Floor
    San Diego, California 92101-3577

       Attorneys for Aladdin Bazaar, LLC

  GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
     NINTH FLOOR
3960 HOWARD HUGHES PKWY
LAS VEGAS, NEVADA 89109
    (702) 796-5555